Exhibit (31)(i)
CERTIFICATIONS
I, Kevin D. Chapman, certify that:
1.     I have reviewed this annual report on Form 10-K/A for the year ended December 31, 2025 of Renasant Corporation;
2.   Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date:	July 1, 2026	by:	/s/ Kevin D. Chapman
Kevin D. Chapman
Chief Executive Officer and
Executive Vice Chairman
(Principal Executive Officer)